Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 9, 2002, except for Note 13, for which the date is May 8, 2003, except for Note 2.n., for which the date is November 3, 2003, and except for Note 19, for which the date is December 11, 2003, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-110250) and the related Prospectus of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) for the registration of shares of its common stock.

/s/    Ernst & Young LLP

Kansas City, Missouri

December 11, 2003